EXHIBIT 10.11

                           SAFETEK INTERNATIONAL, INC.

                    TERM SHEET FOR A PROPOSED INVESTMENT IN

                             NanoDiagnostics, Inc.



COMPANY: NanoDiagnostics, Inc., a Delaware company (the "Company"), established by Dr. Judith Seligman ("Founder").

INVESTORS:                         Safetek International, Inc., a Delaware
                                   company that is a reporting company under the US Securities laws, directly or through subsidiaries (the "Investor").

AMOUNT OF OFFERING:                US$650,000, to be paid to the Company as
                                   follows: (i) US$15,000 shall be advanced to the Company on the date hereof, as a non refundable advance payment towards reimbursement of certain documented expenses of the Founder related to the Company; (ii)
                                   US$15,000 shall be paid to the Company on the date of the Closing, to reimburse additional certain documented legal and patent expenses of the Founder; (iii) US$270,000 shall be paid at the Closing to fund the Company's operations of which an amount to be determined that has been paid by founder to fund research activities for the project during the period beginning May 1st 2005 will be reimbursed to Founder, and (iv) US$
                                   350,000 shall be paid upon the Company
                                   meeting the following milestone within 12 months after the closing: Isolation and characterization of Pluripotent Stem cells in a quantity sufficient for purposes of animal experimentations (at least 8,000 cells/mL)
                                   (the "Milestone").

TYPE OF SECURITIES:                Shares of Common Stock ("Shares").

CAPITALIZATION:                    The Investment hereunder shall grant the
                                   Investor 70% of the Company's fully diluted share capital immediately after the closing.
                                   The price per share applicable hereunder shall be determined based on such capitalization.

                                   The valuation set forth above is based on the

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                                   assumption that the Company has no
                                   outstanding debts, whether accrued,
                                   contingent or otherwise, except the above mentioned documented expenses paid by Founder for the Company.

PAYMENT FOR SHARES;
SECURITY FOR PAYMENT:              All Shares issued in consideration of the
                                   Investment shall be issued at the Closing to a trustee, to be held by the trustee until the second installment is paid.

                                   In the event that the second installment is not paid by the Investor within 12 months after the closing, and the Milestone was met, then all of the shares shall be forfeited back to the Company and canceled and the funds invested will remain with the Company.

                                   In the event that the second installment is not paid by the Investor within 12 months after the closing because the Milestone was not met, then 79.55% of the shares issued to investor shall be forfeited back to the Company and canceled and the funds invested will remain with the Company (and by this bringing the Investor's holding to 30/65 of 70% or 32.31% of the Company's share capital after taking into account the forfeiture of the above mentioned shares and not taking into account any additional issuance of shares if any).

                                   The Investor shall be entitled to pay the second installment earlier than 12 months after the Closing, and even if the Milestone is not met, in its sole discretion.

CLOSING: The Closing is contemplated within 30 days after the date hereof. If the Closing does not occur within such period, each party shall be completely released from this Term Sheet.

USE OF PROCEEDS:                   The proceeds of the Investment shall be used
                                   by the Company only for the purpose of the development of the Company's IP, as set forth in an R&D budget to be submitted to and approved by the parties prior to the signing of the definitive agreement.

VOTING RIGHTS:                     Subject to the Founder Protections section
                                   below, the Company's corporate documents may be amended by a simple majority of all of the shareholders of the Company.

FOUNDER PROTECTIONS:               As long as she holds at least 5% of the
                                   Company's share capital, on a fully diluted basis, any of the following decisions or actions by the Company or its subsidiary shall require the Founder's consent:

                                   (i)  amending the corporate documents of the
                                        Company;

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                                   (ii) terminating the Founder's representation
                                        on the Board and/or its committees or,
                                        as long as the Investor has not made the second payment, increasing the number of the Company's directors;

                                   (iii) Use of proceeds of this Investment for
                                        purposes other than the agreed-upon R&D
                                        program;

                                   (iv) Any related party transaction (for the
                                        avoidance of doubt, for purposes hereof, all subsidiaries of the Investor shall be deemed interested parties), including a sale of assets of the Company to an affiliate of the Investor (other than additional investments in the Company in accordance with "Participation in Future Offerings" below);

                                   (v)  effecting any dissolution, liquidation
                                        or other winding up of the Company or
                                        any subsidiary thereof or the cessation
                                        of all or a substantial part of the
                                        business of the Company or any
                                        subsidiary thereof.

                                   (vi) During the first 24 months after the
                                        closing, effecting a merger,
                                        reorganization, sale of the Company or
                                        all or substantially all of the
                                        Company's shares or assets for a Company value of less than US$7,000,000, or a reclassification or re-capitalization of the outstanding share capital of the Company

REPRESENTATIONS AND WARRANTIES:    Standard representations and warranties from
                                   the Company and the Founder.

PARTICIPATION  IN FUTURE OFFERINGS:Until an IPO, each of the holders of at least
                                   5% of the Company's outstanding shares
                                   ("Major Shareholder") shall have the right to participate in any future sales of securities by the Company (other than customary exceptions) on the basis of such holders' pro-rata share of all outstanding shares of the Company.

                                   In the event that the Company raises
                                   additional funds (either in the form of
                                   equity or convertible debt) from the Investor (or other then-current shareholders of the Company), whether alone or with participation of new independent investors (but in the latter, only if Investor's participation is

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                                   at least 50% of the investment amount), then,
                                   in the absence of another agreement by the Founder, the fundraising shall be made based on a pre-money valuation of US$7,000,000.

BRING ALONG:                       Prior to the IPO, in the event that
                                   shareholders holding more than 65% of the Company's share capital accept an offer to sell all of their shares to an unrelated third party, and such sale is conditioned upon the sale of all remaining shares of the Company to such third party, all other shareholders shall be required to sell their shares in such transaction on the same terms and conditions.

TAG ALONG:                         In the event that the Investor sells shares
                                   of the Company, the Founder shall be entitled to participate in such transaction and sell up to all of its shares in the Company, on the same terms and conditions.

RIGHT OF FIRST REFUSAL:            Until an IPO, each Shareholder shall have a
                                   right of first refusal to purchase any shares of the Company offered for sale by any shareholders to any person or entity, subject to standard exceptions for transfer to affiliates and family members and trusts.

RESTRICTIONS ON SALES:             Until the first anniversary of the closing,
                                   the Founder shall be prohibited from
                                   transferring any of her shares in the
                                   Company, except in connection with a sale of all or substantially all of the shares of the Company and right of first refusal exceptions; after such first anniversary, and for three years thereafter, the Founder shall be entitled to sell shares in a number equal to 10% of her holding at the closing date, for any given year, and such amount shall be aggregated up to a maximum of 25% of her holdings in total; after the fourth anniversary of the closing, the Founder shall not be limited in the sale of her shares.

BOARD OF DIRECTORS:                The Board of Directors shall be appointed by
                                   the holders of a majority of the shares of the Company, provided however that as long as the Investor has not made the second payment, then the Board of Directors shall be composed of 3 members, one appointed by Founder, one appointed by Investor and one appointed by an agreement between Founder and Investor, who shall be agreed before closing. And provided that following the second payment, the Founder, as long as she holds at least 5% of the Company's share capital, on a fully diluted basis, shall be entitled to appoint at least one director.

EMPLOYMENT AGREEMENTS:             Prior to the Closing, the Founder and the
                                   Investor will be required to enter into
                                   employment agreements- to serve as the
                                   Company's CTO, or (in case the Buy-Out (as

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                                   defined below) was effected), as the
                                   Investor's CTO. Founder's employment terms:
                                   gross monthly salary of NIS 27,000; plus social benefits (including pension allowances of 5% by employer and 5% by employee, pre released severance allowances of 8.33% and Education Fund Allowances of 7.5% by employer and 2.5% by employee on the full gross pay), company's car (of 1,600 CC with all related expenses) and a notice period in case of termination as follows: (i) during the first year after the Closing - notice period equal to (a) by the Investor (if the Buy-Out was effected) - 3 months, and (b) by the Company (if the Buy-Out was not effected) - the number of months remaining until the 15-month anniversary of Closing, but in any event not less than 3 months, and (ii) thereafter - a notice period of 3 months; plus options (under section 102 of the Israeli tax code under the capital gain alternative) with an exercise price of $0.00 to purchase 5% of the Company's share capital on a fully diluted basis after the Closing or 5,300,000 shares of Investor in case the Buy-Out was effected, vested: (i) if the Buy-Out was not effected - over three years on a quarterly basis; and
                                   (ii) if the Buy-Out was effected: 1,590,000
                                   shares with immediate vesting and 3,710,000 shares with vesting over three years on a quarterly basis (provided however that if the Founder terminates her employment of her own will (except in case of a "constructive termination"), or is terminated for "cause", prior to 12 months following the closing, the Company shall have a repurchase option with respect to the 1,590,000 immediately-vested shares, such that it shall be entitled to repurchase that portion calculated by dividing the number of months of employment of the Founder by 36 and multiplying the result by 1,590,000). Notwithstanding the foregoing, all options shall be fully accelerated if Founder is terminated within 9 months after change of control over the Company or Investor, as applicable. The number of options shall be adjusted in any case of split or reverse split as customary.

                                   The Investor represents and warrants that at date of this term sheet, the fully diluted share capital of the Investor (including all shares, options, convertible bonds, warrants and rights, whether contingent or not, to acquire any of the foregoing), before any fundraising or acquisition by the Investor (the "Fully Diluted Share Capital") is 53,188,923 and the number of options granted to Founder is based on this representation. If an error is found in this representation, then the number of options shall be adjusted accordingly.

                                   Founder shall be entitled to an increase of the number of options if on the date which is

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                                   6 months after the closing date the
                                   Investor's Fully Diluted Share Capital shall exceed 100,000,000 as a result of any issuance or grant of new securities by the Investors (including, without limitation, as part of fund-raising efforts (i.e., private placements of shares) or acquisition of technologies, but without taking into account any securities issued under a merger of the Investor with another company of comparable value with at least $5 million of annual revenue); such adjustment shall be made in a way that the number of options shall be multiplied by the new Fully Diluted Share Capital divided by the Fully Diluted Share Capital as of the closing.

                                   Investor shall register all options under applicable S-8 forms as soon as the options of other directors or employees of the Investor are registered but in any event not later then within 18 months of the closing.

KEY MAN INSURANCE:                 The Company may procure a key-man life
                                   insurance policy for the Founder, and the Founder will commit to fully cooperate with the Company in this matter.


FOUNDER BUY-OUT:                   Until the Closing of the transaction
                                   contemplated hereunder, and for avoidance of doubt 30 days after the date hereof, the Investor shall be entitled to buy the Founder's stake in the Company, and thereby to become owner of 100% of the share capital of the Company, for a total amount of US$350,000, to be paid to the Founder at the Closing (the "Buy-Out"). This amount shall be over and above any advanced payments made by Investor. If Investor opts to exercise the Buy-Out right, Founder commits to work for the Company at least 12 months after the Closing, under the terms of the Employment
                                   Agreement section.

                                   The Founder shall be fully responsible for tax issues arising in this context.

                                   If Investor opts to exercise this right, all issuances of shares in the Company to Investor shall be regarded as final, even in case Investor fails to pay to the Company any portion of the investment amount.

NO SHOP; ORDINARY COURSE:          The Company represents and warrants that no
                                   other person, firm, corporation or other entity has any option, right of first offer or negotiation, right of first refusal or other right, whether vested or contingent, to acquire any portion of the shares or assets

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                                   of the Company, and that during a period of
                                   30 days following the signing of this Term
                                   Sheet, the Company or the Founder shall not take any action in conflict with this Term Sheet. During that period of time, the Company shall conduct its business in the ordinary course only. The Non Disclosure Agreement signed between the parties on July 5,2005 shall apply to this Term Sheet and to any information exchanged between the parties hereunder except that the parties understand that as a reporting company, the Investor shall have to disclose this Term Sheet to the extent required to comply with applicable laws and regulations.

NON-BINDING:                       Except for the section captioned "No Shop;
                                   Ordinary Course" which is binding on the parties, and subsection (i) of the section captioned "Amount of Offering", this Term
                                   Sheet is a non-binding document prepared for discussion purposes only. Closing of the transaction contemplated hereunder is subject to satisfaction of the Investor's due diligence requirements, including financial and legal diligence, approval by the board of directors of the Investor, and the signing of mutually acceptable definitive agreements containing additional provisions customary in transactions of this type. In addition, the Investor shall not be obligated to invest in the Company if the Company's condition or prospects deteriorate materially before the
                                   Closing.


Safetek International, Inc.                            Dr. Judith Seligman



By:      /s/ Shay Goldstein                           /s/ Judith Seligman
         ------------------                           -------------------
Name:    Shay Goldstein
Title:   Chairman, Chief Executive Officer, Secretary,
         and Director

NanoDiagnostics, Inc.


By:      /s/ Judith Seligman
Name:    Judith Seligman
Title:   ____________________________